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                                                                  EXHIBIT 10.40a

                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
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          THIS AMENDMENT NO. 1 (the "Amendment") to the Employment Agreement
dated as of December 2, 1996 (the "Agreement"), by and between Luther Medical Products, Inc., a California corporation (the "Company"), and GEORGE BRDLIK (the "Executive") is made as of the 16th day of July, 1997.

          WHEREAS, the parties hereto desire to modify certain of the at-will and termination provisions of the Agreement;

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

          1.  Amendment in Full of Section 4.  The parties hereto agree that
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Section 4 of the Agreement shall be amended in full by deleting former Section 4 and replacing it as follows:

          "4.  Termination.
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          "(a)  At-Will Employment.  EXCEPT AS SET FORTH IN SUBSECTION (B)
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BELOW, THE EMPLOYMENT RELATIONSHIP CREATED HEREBY IS "AT-WILL."  Accordingly,
except as set forth in subsection (b) below, the employment relationship created hereby may be terminated without any breach of this Agreement by either the Company or the Executive at any time with or without cause. Such termination, in and of itself, shall not entitle either party hereto to any compensation therefor. The provisions of Sections 4 through 10, inclusive, shall survive any termination of this Agreement.

          "(b)  Termination by the Executive.  The Executive may terminate his
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employment hereunder if (i) the Company sells all or substantially all of its assets or (ii) a "Change of Control of the Company" shall occur. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that such "person" (as such term is used in Section 13(d) and 14(d) of the Exchange
Act), other than the Company or any "person" who on the date hereof is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 80% or more of the combined voting power of the Company's then outstanding securities.

          "If, within the 90-day period immediately subsequent to the occurrence of an event specified in Subsection 4(b)(i) or 4(b)(ii) hereof, the Executive terminates his employment hereunder, then the Company or its successor-in-interest, if applicable, shall pay the Executive, through the "Date of Termination," his full Base Salary at the rate in effect at the time a notice of termination is given and, in lieu of any further Base Salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the fifth day following the Date of Termination a lump sum amount equal to 100% of the annual Base Salary at the highest rate in effect during the 12 months immediately preceding the Date of Termination.

          "Notwithstanding the at-will status of the Executive's employment hereunder, if within the 90-day periods immediately prior or subsequent to the occurrence of an event specified in Subsection 4(b)(i) or 4(b)(ii) hereof, the Company, or any successor-in-interest thereof, terminates the Executive's employment hereunder for any reason (other than for "Cause"), then the Company or its successor-in-interest, if applicable, shall pay the Executive, through the "Date of Termination," his full Base Salary at the rate in effect at the time a notice of termination is given and, in lieu

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of any further Base Salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive on the fifth day following the Date of Termination a lump sum amount equal to 100% of the annual Base Salary at the highest rate in effect during the 12 months immediately preceding the Date of Termination.

          "For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance has been delivered to the Executive in writing by the Company's President or Chief Executive Officer specifically identifying the manner in which such executive officer believes the Executive has not substantially performed his duties or
(ii) the willful engaging by the Executive in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          "For purposes of this Agreement, "Date of Termination" shall mean the date on which a notice of termination is given."

          2.  No further Amendments.  Except as set forth in paragraph 1, above,
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this Amendment does not amend any other term of the Agreement.

          IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

LUTHER MEDICAL PRODUCTS, INC.



By:
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     David Rollo, President                             GEORGE BRDLIK

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